Exhibit 99

                  TRICON ANNOUNCES STRONG THIRD QUARTER OPERATING
                              AND FINANCIAL TRENDS


LOUISVILLE, KY (August 18, 1998) - Tricon Global Restaurants, Inc. (NYSE:YUM) announces strong operating and financial trends in the third quarter scheduled to end September 5, 1998.

Andrall Pearson, Chairman and CEO said: "We're experiencing stronger-than-expected operating profit growth in our business driven by vigor in each of our domestic brands, excellent performance in our international business considering Asia, and lower G&A. Our operating performance has been so strong that we believe that we can achieve at least a 150 basis point improvement in store level margin in the quarter. As we expected, improvement in our base operations is contributing importantly to our overall margin improvement.

In the U.S., for the first time in over five years, all three of our brands are simultaneously trending in the low-to-mid single digit range in same store sales growth. Pizza Hut has demonstrated sustained sales and significant margin improvement in the quarter, while sales at KFC have set record levels after the relaunch of Extra Tasty Crispy chicken earlier this month. Taco Bell continued to upgrade the quality of their products by introducing a new all white meat chicken line in a number of products, including their popular flatbread taco, Gorditas. Internationally, countries such as Mexico and the U.K. continue to put in solid performances while our operations in Asia continue to tackle the economic crisis well.

Our operating performance in the quarter coupled with continued high levels of refranchising and the benefits of strong cash flow, has increased our confidence in our third quarter and full-year outlook. In the quarter, we expect operating profit to be up about 30 percent, operating EPS to be up over 70 percent while reported EPS, which includes facility action net gains, should be up over 50 percent. The increase in our expectations for the third quarter should also benefit our full-year performance."


This announcement contains forward-looking statements that estimate future results from strategic actions. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, and fluctuations in commodity prices. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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